Exhibit 3.2.6


            FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED AGREEMENT

                      OF LIMITED PARTNERSHIP OF FOAMEX L.P.

                           Dated as of March 25, 2002

                                  By and among

                                   FMXI, INC.

                                       and

                            FOAMEX INTERNATIONAL INC.




                 FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED
                 AGREEMENT OF LIMITED PARTNERSHIP OF FOAMEX L.P.


     This Fifth Amendment (this "Amendment") is made as of March 25, 2002, by and among FMXI, Inc., a Delaware corporation, and Foamex International Inc., a Delaware corporation ("FII"), and amends the Fourth Amended and Restated Agreement of Limited Partnership of Foamex L.P., dated as of December 14, 1993, as amended on June 28, 1994, June 12, 1997, December 23, 1997 and February 27, 1998 (the "Fourth Partnership Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Fourth Partnership Agreement.

     WHEREAS, simultaneously with the execution of this Amendment, FII will contribute (the "Contribution") all of its interest in Foamex Carpet Cushion LLC to Foamex L.P., and the parties hereto wish to adjust their respective Participation Percentages to reflect such contribution;

     NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms hereof, the parties hereto, intending to be legally bound, hereby amend the Fourth Partnership Agreement as follows:

     Section 1. Amendment of Article 1.

     (a) The following definitions contained in Article 1 of the Fourth Partnership Agreement are hereby amended and restated in their entirety as follows:

     "FII Partner's Participation Percentage" means the percentage set forth opposite FII's name on Schedule I to be attached hereto within thirty days following the date hereof, such Schedule I to be prepared by the Partners to reflect the Contribution in a manner satisfactory to each of the Partners.

     "Managing General Partner's Participation Percentage" means the percentage set forth opposite the Managing General Partner's name on Schedule I to be attached hereto within thirty days following the date hereof, such Schedule I to be prepared by the Partners to reflect the Contribution in a manner satisfactory to each of the Partners.

     Section 2. Interim Closing. The Partners agree that each Partner will be allocated income or loss for tax purposes pursuant to an interim closing of the books as of the date hereof pursuant to the relevant provisions of the Fourth Partnership Agreement.

     Section 3. Effect of Amendment. On and after the date hereof, each reference in the Fourth Partnership Agreement to "this Agreement", "hereof", "hereunder" or words of like import referring to the Fourth Partnership Agreement shall mean and be a reference to the Fourth Partnership Agreement as amended by this Amendment. The Fourth Partnership Agreement, as amended by this Amendment, shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     Section 4. Further Assurances; Consent to Transactions. From time to time upon request and without further consideration, each of the parties hereto shall, and shall cause its subsidiaries and affiliates to, execute, deliver and acknowledge all such further instruments and do such further acts as any other party hereby may reasonably require to evidence or implement the transactions contemplated by this Amendment. Notwithstanding anything to the contrary contained in the Fourth Partnership Agreement, each of the parties hereto hereby consents to any and all of the transactions contemplated by this Amendment, including the Transactions.

     Section 5. Waiver. Any failure of any of the parties to comply with any obligations, covenant, agreement or condition herein may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenants, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

     Section 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same Amendment.

     Section 8. Severability. If any provision of this Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Amendment shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     Section 9. Headings. The headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction, of or to be taken into consideration in interpreting, any provision of this Amendment or Fourth Partnership Agreement.

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     IN WITNESS  WHEREOF,  the parties hereto have caused this  instrument to be executed by their respective duly authorized officers thereunto as of the date first written above.

                                           FMXI, INC.,
                                           as Managing General Partner


                                           By: /s/ George L. Karpinski
                                               --------------------------
                                               Name:  George L. Karpinski
                                               Title: Vice President


                                           FOAMEX INTERNATIONAL INC..
                                           as Limited Partner


                                           By: /s/ George L. Karpinski
                                               --------------------------
                                               Name:  George L. Karpinski
                                               Title: Vice President